Neonode Announces Completion of Restructuring and Financing Transactions

San Ramon, California  December 31, 2008 – Neonode (NASDAQ: NEON), the Swedish mobile communication company that develops touch screen technologies today announced that on December 29, 2008, the Company commenced entering into Note Conversion Agreements with the holders of convertible notes and promissory notes of the Company’s note holders in the aggregate amount of up to $6,341,611, for the issuance of up to 250,000 shares of Series A Preferred Stock in exchange for the surrender of the Convertible Notes by the note holders.  To date the Company has entered into Note Conversion Agreements for the surrender of notes in the aggregate amount of $6,187,930 in consideration for the issuance of 232,915.52 shares of Series A Preferred Stock.

In addition, on December 29, 2008, the Company commenced entering into Warrant Conversion Agreements with the holders of warrants for the purchase of shares, notes, and/or additional warrants of the Company, for the issuance of up to 100,934 shares of Series B Preferred Stock in exchange for the surrender of the warrants by the warrant holders.  To date the Company has entered into Warrant Conversion Agreements for the issuance of 76,491.41 shares of Series B Preferred Stock. The Company will continue to accept warrant conversion agreements until January 25, 2009.

Furthermore, on December 29, 2008, the Company commenced entering into Subscription Agreements  with certain subscribers (the “Subscribers”), for the  issuance of up to 150,000 shares of Series A Preferred Stock to the Subscribers, at a price equal to $10 per share, for an aggregate purchase price of up to $1,500,000.  To date, Subscribers have signed Subscription Agreements and have agreed to invest an aggregate of $959,404 in the Company.

On December 30, 2008, the Company entered into a Share Exchange Agreement with AB Cypressen 9683 (Cypressen), a touchscreen engineering services company located in Stockholm, Sweden,  where the Company agreed to acquire all of the outstanding shares of Cypressen in exchange for the issuance of 495,000 shares of Series A Preferred Stock to the Cypressen Stockholders.  Pursuant to the terms of the Share Exchange Agreement, upon the closing of the transaction, Cypressen will become a wholly-owned subsidiary of the Company.

In accordance with the NASDAQ rules, shareholder approval is a prerequisite to any modification of the conversion rate and subsequent issuance of common stock securities and, as such, no shares of the preferred stock issued in these transactions can be converted into common stock other than on a 1 for 1 basis until the required shareholder approval is obtained. The Company is planning to hold a shareholder meeting by March 30, 2009.

The completion of the foregoing transactions allows the Company to regain compliance with Nasdaq Marketplace Rule 4310(c)(3)(A) (the “Rule”) which requires the Company to maintain a minimum stockholders’ equity of $2,500,000 and provides sufficient shareholders’ equity to maintain compliance with the Rule. The Company has also paid the $43,615.08 past due Nasdaq listing fees. There can be no assurance that the Nasdaq Listings Qualifications Panel will grant the Company’s request for continued listing.

About Neonode Inc.
Neonode Inc is a world leading company specialized in optical finger based touch screen technology.  The company develops and  licenses its patented touch screen technologies, zForce™ and neno™ to third parties. Neonode’s mission is to enhance user experience related to any consumer or industrial device that can benefit from a finger based touch screen solution. Neonode Inc. is a publicly traded company (NASDAQ: NEON) with offices in Stockholm, Sweden and San Ramon, California, USA. For more information, visit www.neonode.com.

Contacts:
David W. Brunton, CFO
Neonode
Tel: (925) 355-7700

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies.  These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q.  Neonode and the Neonode logo are registered trademarks of Neonode Inc.  All other brand or product names are trademarks or registered.